This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933.  This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.
SUBJECT TO COMPLETION, DATED November 8, 2022
This amended and restated preliminary pricing supplement amends and restates in full the preliminary pricing supplement dated November 7, 2022 for CUSIP 09709T6M8.
Preliminary Pricing Supplement - Subject to Completion
(To Prospectus dated December 31, 2019,
Prospectus Supplement dated December 31, 2019 and
Product Supplement COMM-1 dated June 1, 2021)
Dated November  , 2022
Filed Pursuant to Rule 424(b)(2) Series A Registration Statement No. 333-234425

BofA Finance LLC $---- Trigger In-Digital Notes
Linked to the Brent Crude Oil Futures Contract, Due December 26, 2023 Fully and Unconditionally Guaranteed by Bank of America Corporation
Investment Description
The Trigger In-Digital Notes (the “Notes”) linked to the Brent Crude Oil Futures Contract, due December 26, 2023 are senior unsecured obligations issued by BofA Finance LLC (“BofA Finance”), a direct, wholly-owned subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), which are fully and unconditionally guaranteed by the Guarantor. The return on the Notes is linked to the performance of the Brent Crude Oil Futures Contract (the “Market Measure”). If the Final Value is equal to or greater than the Digital Barrier (which is equal to the Downside Threshold), BofA Finance will repay the Stated Principal Amount of the Notes at maturity plus a return equal to the Digital Return. If, however, the Final Value is less than the Downside Threshold, you will receive less than the Stated Principal Amount at maturity, resulting in a loss that is proportionate to the decline in the value of the Market Measure from the Initial Value to the Final Value, up to a 100% loss of your investment. However, in no event will the Payment at Maturity be less than $0.00.
Investing in the Notes involves significant risks. You may lose a substantial portion or all of your initial investment. You will not receive coupon payments during the term of the Notes and your potential return on the Notes is limited to the Digital Return. The contingent repayment of the Stated Principal Amount applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of the Stated Principal Amount, is subject to the creditworthiness of BofA Finance and the Guarantor and is not, either directly or indirectly, an obligation of any third party.

Features	Key Dates
❑   Digital Return Feature— If the Final Value is equal to or greater than the Digital Barrier (which is equal to the Downside Threshold), BofA Finance will repay the Stated Principal Amount of the Notes at maturity plus a return equal to the Digital Return.
❑   Downside Exposure with Contingent Repayment of Principal at Maturity — If the Final Value is less than the Downside Threshold (which is equal to the Digital Barrier), you will receive less than the Stated Principal Amount at maturity, resulting in a loss that is proportionate to the decline in the value of the Market Measure from the Initial Value to the Final Value, up to a 100% loss of your investment. The contingent repayment of the Stated Principal Amount applies only if you hold the Notes to maturity.
Any payment on the Notes is subject to the creditworthiness of BofA Finance and the Guarantor.
	Trade Date[1,2] Issue Date[1,2] Valuation Date[1,3] Maturity Date[1]	November 11, 2022 November 16, 2022 December 21, 2023 December 26, 2023
[1]     Subject to change and will be set forth in the final pricing supplement relating to the Notes.
[2]     See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.
3.    See page PS-4 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. BOFA FINANCE IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE MARKET MEASURE. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BOFA FINANCE THAT IS GUARANTEED BY BAC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS’’ BEGINNING ON PAGE PS-6 OF THIS PRICING SUPPLEMENT, PAGE PS-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE S-5 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 7 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger In-Digital Notes linked the Brent Crude Oil Futures Contract, due December 26, 2023. Any payment on the Notes will be based on the performance of the Market Measure. The Initial Value, Digital Return, Digital Barrier and Downside Threshold will be determined on the Trade Date. The return on the Notes will not exceed the Digital Return. The Notes are our senior unsecured obligations, guaranteed by BAC, and are offered at the Public Offering Price described below.
Market Measure
Digital Return
Initial Value
Digital Barrier
Downside Threshold
CUSIP / ISIN
Brent crude oil futures
(Bloomberg ticker “COF3”/”COG4”)
Between [14.00% and 16.00%]
$
     , which is 50.00% of the Initial Value
      , which is 50.00% of the Initial Value
09709T6M8 / US09709T6M89

See “Summary” in this pricing supplement. The Notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes and the related guarantee of the Notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. The Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks.
	Public Offering Price	Underwriting Discount(1)	Proceeds (before expenses) to BofA Finance
Per Note	$1,000.00	$20.00	$980.00
Total	$	$	$
(1) The underwriting discount is $20.00 per $1,000 in principal amount of Notes. BofA Securities, Inc. (“BofAS”), acting as principal, expects to purchase from BofA Finance, and BofA Finance expects to sell to BofAS, the aggregate principal amount of the Notes set forth above for $980.00 per $1,000 in principal amount of Notes. UBS Financial Services Inc. (“UBS”), acting as a selling agent for sales of the Notes, expects to purchase from BofAS, and BofAS expects to sell to UBS, all of the Notes for $980.00 per $1,000 in principal amount of Notes. UBS will receive an underwriting discount of $20.00 per $1,000 in principal amount of Notes for each Note it sells in this offering.  UBS proposes to offer the Notes to the public at a price of $1,000.00 per $1,000 in principal amount of Notes. For additional information on the distribution of the Notes, see “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement.
The initial estimated value of the Notes will be less than the public offering price. The initial estimated value of the Notes as of the Trade Date is expected to be between $930 and $970 per $1,000 in Stated Principal Amount. See “Summary” on page PS-4 of this pricing supplement, “Risk Factors” beginning on page PS-6 of this pricing supplement and “Structuring the Notes” on page PS-17 of this pricing supplement for additional information.  The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.
UBS Financial Services Inc.	BofA Securities

Additional Information about BofA Finance LLC, Bank of America Corporation and the Notes
You should read carefully this entire pricing supplement and the accompanying product supplement, prospectus supplement and prospectus to understand fully the terms of the Notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the Notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.  If information in this pricing supplement is inconsistent with the product supplement, prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the Notes.
The information in the “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor, BofAS or UBS is making an offer to sell these Notes in any jurisdiction where the offer or sale is not permitted.  You should assume that the information in this pricing supplement and the accompanying product supplement, prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.
Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).
The above-referenced accompanying documents may be accessed at the following links:
♦
Product supplement COMM-1 dated June 1, 2021:
https://www.sec.gov/Archives/edgar/data/70858/000119312521178821/d188916d424b5.htm
♦
Series A MTN prospectus supplement dated December 31, 2019 and prospectus dated December 31, 2019:
https://www.sec.gov/Archives/edgar/data/70858/000119312519326462/d859470d424b3.htm
The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, in each case, except obligations that are subject to any priorities or preferences by law. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

Investor Suitability
The Notes may be suitable for you if, among other considerations:
♦
You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.
♦
You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the full downside market risk of an investment in the Market Measure.
♦
You do not seek current income from your investment.
♦
You understand and accept the risks associated with the Market Measure.
♦
You believe that the Final Value will be equal to or greater than the Digital Barrier (which is equal to the Downside Threshold) and that the value of the Market Measure will appreciate over the term of the Notes by a percentage that is less than the Digital Return specified on the cover hereof.
♦
You understand and accept that you will not participate in any appreciation in the value of the Market Measure and your potential return is limited to the Digital Return.
♦
You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Market Measure.
♦
You are willing and able to hold the Notes to maturity, and accept that there may be little or no secondary market for the Notes.
♦
You are willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, and understand that if BofA Finance and BAC default on their obligations, you might not receive any amounts due to you, including any repayment of the Stated Principal Amount.

The Notes may not be suitable for you if, among other considerations:
♦
You do not fully understand the risks inherent in an investment in the Notes.
♦
You require an investment designed to provide a full return of principal at maturity.
♦
You cannot tolerate a loss of all or a substantial portion of your investment or you are not willing to make an investment that will have the full downside market risk of an investment in the Market Measure.
♦
You seek current income from this investment.
♦
You do not understand or are not willing to accept the risks associated with the Market Measure.
♦
You believe that the Final Value is likely to be less than the Downside Threshold (which is equal to the Digital Barrier) or you believe that the Commodity Price of the Market Measure will appreciate over the term of the Notes by a percentage that is greater than the Digital Return specified on the cover hereof.
♦
You seek an investment that has unlimited return potential without a cap on appreciation.
♦
You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Market Measure.
♦
You seek an investment for which there will be an active secondary market.
♦
You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.
♦
You are not willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, including any repayment of the Stated Principal Amount.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “The Market Measure” herein for more information on the Market Measure. You should also review carefully the “Risk Factors” section herein for risks related to an investment in the Notes.

Summary
Issuer	BofA Finance
Guarantor	BAC
Public Offering Price	100% of the Stated Principal Amount
Stated Principal Amount	$1,000.00 per Note
Term	Approximately 13 months
Trade Date[1,2]	November 11, 2022
Issue Date[1,2]	November 16, 2022
Valuation Date[1]
December 21, 2023, subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Observation Values and Ending Values” beginning on page PS-22 of the accompanying product supplement.

Maturity Date[1]	December 26, 2023
Market Measure	The Notes are linked to the Brent Crude Oil Futures Contract, as measured by Bloomberg symbol “COF3” with respect to the Initial Value and Bloomberg symbol “COG4” with respect to the Final Value.
Digital Return	Between [14.00% to 16.00%]. The actual Digital Return will be determined on the Trade Date.
Payment At Maturity (per $1,000.00 Stated Principal Amount)
If the Final Value is equal to or greater than the Digital Barrier (which is equal to the Downside Threshold), we will repay the Stated Principal Amount of the Notes at maturity plus a return equal to the Digital Return, calculated as follows:
$1,000.00 × (1 + Digital Return)
If the Final Value is less than the Downside Threshold, we will pay you a cash payment on the Maturity Date that is less than your Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Market Measure Return, equal to:
$1,000.00 × (1 + Market Measure Return)
Accordingly, you may lose all or a substantial portion of your Stated Principal Amount at maturity, depending on how significantly the Market Measure declines. However, in no event will the Payment at Maturity be less than $0.00.

Market Measure Return	Final Value — Initial Value Initial Value
Initial Value	The Commodity Price of the Market Measure on the Trade Date, referenced by Bloomberg symbol “COF3.”
Final Value	The Commodity Price of the Market Measure on the Valuation Date, referenced by Bloomberg symbol “COG4.”
Digital Barrier	50.00% of the Initial Value, as specified on the cover of this pricing supplement.
Downside Threshold	50.00% of the Initial Value, as specified on the cover of this pricing supplement.
Commodity Price	See “Additional Terms of the Notes—Determining the Commodity Price of the Market Measure” in this pricing supplement.
Calculation Agent	BofAS, an affiliate of BofA Finance.
Selling Agents	BofAS and UBS.
Events of Default and Acceleration
If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities — Events of Default and Rights of Acceleration” beginning on page 22 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “—Payment at Maturity” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third Market Measure Business Day prior to the date of acceleration. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

[1] Subject to change and will be set forth in the final pricing supplement relating to the Notes.	[2] See "Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest" in this pricing supplement for additional information.

Investment Timeline

Trade Date	The Initial Value is observed, the Digital Return is set, and the Digital Barrier and Downside Threshold are determined.

Maturity Date
The Final Value is determined on the Valuation Date and the Market Measure Return is calculated.
If the Final Value is equal to or greater than the Digital Barrier (which is equal to the Downside Threshold), we will repay the Stated Principal Amount of the Notes at maturity plus a return equal to the Digital Return, calculated as follows:
$1,000.00 × (1 + Digital Return)
If the Final Value is less than the Downside Threshold, we will pay you a cash payment on the Maturity Date that is less than your Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Market Measure Return, equal to:
$1,000.00 × (1 + Market Measure Return)
Accordingly, you may lose all or a substantial portion of your Stated Principal Amount at maturity, depending on how significantly the Market Measure declines. However, in no event will the Payment at Maturity be less than $0.00.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. YOU WILL BE EXPOSED TO THE MARKET RISK OF THE MARKET MEASURE. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF BOFA FINANCE AND THE GUARANTOR.

Risk Factors
Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-6 of the accompanying product supplement, page S-5 of the accompanying prospectus supplement and page 7 of the accompanying prospectus identified on page PS-2 above.
Structure-related Risks
♦
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not called prior to maturity and the Final Value is less than the Downside Threshold, at maturity, you will lose 1% of the Stated Principal Amount for each 1% that the Final Value is less than the Initial Value. In that case, you will lose a significant portion or all of your investment in the Notes. However, in no event will the Payment at Maturity be less than $0.00.

♦
The Digital Return and the limited downside protection provided by the Downside Threshold applies only at maturity. You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market prior to maturity, the price you receive will likely not reflect the full economic value of the Digital Return and you may have to sell your Notes at a loss relative to your initial investment, even if the Commodity Price of the Market Measure at that time is equal to or greater than the Digital Barrier and Downside Threshold. Any payment on the Notes is subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

♦
Your return on the Notes is limited to the return represented by the Digital Return.  Your return potential on the Notes is limited to the Digital Return, regardless of the extent to which the Final Value exceeds the Initial Value. In contrast, a direct investment in the Market Measure would allow you to receive the benefit of any appreciation in its value. Thus, any return on the Notes will not reflect the return you would realize if you actually owned the Market Measure.

♦
The Notes do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Notes, regardless of the extent to which the Final Value exceeds the Initial Value.

♦
The Payment at Maturity will not reflect the value of the Market Measure other than on the Valuation Date. The value of the Market Measure during the term of the Notes other than on the Valuation Date will not affect payment on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Market Measure while holding the Notes, as the performance of the Market Measure may influence the market value of the Notes. The calculation agent will calculate the Payment at Maturity by comparing only the Initial Value, Digital Barrier and Downside Threshold, as applicable, to the Final Value. No other value of the Market Measure will be taken into account. As a result, if the Final Value is less than the Downside Threshold, you will receive less than the Stated Principal Amount at maturity, even if the value of the Market Measure was always above the Downside Threshold prior to the Valuation Date.

♦
Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

♦
Any payment on the Notes is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any payment on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the Maturity Date, regardless of the Final Value as compared to the Digital Barrier, Downside Threshold or Initial Value, as applicable. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be on the Maturity Date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount payable under the terms of the Notes and you could lose all of your initial investment.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Market Measure, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.
♦
We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of BAC, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation and Market-related Risks
♦
The public offering price you pay for the Notes will exceed their initial estimated value. The range of initial estimated values of the Notes that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the Trade Date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates' pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the value of the Market Measure, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Notes" below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.
♦
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our and BAC’s creditworthiness and changes in market conditions.

♦
The price of the Notes that may be paid by BofAS in any secondary market (if BofAS makes a market, which it is not required to do), as well as the price which may be reflected on customer account statements, will be higher than the then-current estimated value of the Notes for a limited time period after the Trade Date. As agreed by BofAS and UBS, for approximately a seven-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time.  The amount of this excess, which represents a portion of the hedging-related charges expected to be realized by BofAS and UBS over the term of the Notes, will decline to zero on a straight line basis over that seven-month period.  Accordingly, the estimated value of your Notes during this initial seven-month period may be lower than the value shown on your customer account statements.  Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performances of the Market Measure and the remaining term of the Notes.  However, none of us, the Guarantor, BofAS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

♦
We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange.  We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the Notes will depend on the Guarantor’s financial performance and other factors, including changes in the value of the Market Measure. The number of potential buyers of your Notes in any secondary market may be limited. We anticipate that BofAS will act as a market-maker for the Notes, but none of us, the Guarantor or BofAS is required to do so. There is no assurance that any party will be willing to purchase your Notes at any price in any secondary market. BofAS may discontinue its market-making activities as to the Notes at any time. To the extent that BofAS engages in any market-making activities, it may bid for or offer the Notes. Any price at which BofAS may bid for, offer, purchase, or sell any Notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the Notes might otherwise trade in the market. In addition, if at any time BofAS were to cease acting as a market-maker as to the Notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the Notes could be sold likely would be lower than if an active market existed.
♦
Economic and market factors have affected the terms of the Notes and may affect the market value of the Notes prior to maturity. Because market-linked notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the value of the Market Measure; the volatility of the Market Measure; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the value of the Market Measure is currently or has been less than the Initial Value; the availability of comparable instruments; the creditworthiness of BofA Finance, as issuer, and BAC, as guarantor; and the then current bid-ask spread for the Notes and the factors discussed under “— Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value” below. These factors are unpredictable and interrelated and may offset or magnify each other.

Conflict-related Risks
♦
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may buy or sell the Market Measure or the underlying commodity, or futures or options contracts on the Market Measure or such commodity, or other listed or over-the-counter derivative instruments linked to the Market Measure or such commodity. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates also may issue or underwrite other financial instruments with returns based upon the Market Measure and the underlying commodity. We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the Notes. We, the Guarantor or our other affiliates, including BofAS, and UBS and its affiliates also may enter into hedging transactions relating to other notes or instruments, some of which may have returns calculated in a manner related to that of the Notes offered hereby. We or UBS may enter into such hedging arrangements with one of our or their affiliates. Our affiliates or their affiliates may enter into additional hedging transactions with other parties relating to the Notes and the Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We and our affiliates and UBS and its affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the Notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. The transactions described above may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.
The transactions described above may adversely affect the value of the Market Measure in a manner that could be adverse to your investment in the Notes. On or before the Trade Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and UBS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Notes) may affect the value of the Market Measure. Consequently, the value of the Market Measure may change subsequent to the Trade Date, which may adversely affect the market value of the Notes. In addition, these activities may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the value of the Market Measure, the market value of your Notes prior to maturity or the amounts payable on the Notes.
♦
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Market Measure -related Risks
♦
The Notes are subject to the market risk of the Market Measure. The return on the Notes, which may be negative, is directly linked to the performance of the Market Measure. The value of the Market Measure can rise or fall sharply due to factors specific to the Market Measure, such as industry and regulatory developments and other events, as well as general market factors, such as general commodity market volatility and prices, interest rates and economic and political conditions.

♦
Ownership of the Notes will not entitle you to any rights with respect to the Market Measure. You will not own or have any beneficial or other legal interest in the futures contract represented by the Market Measure. We will not invest in such futures contract represented by the Market Measure for your benefit.

♦
Suspensions or disruptions of trading in the Market Measure and the underlying commodity may adversely affect the value of the Notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. Any such distortion, disruption, or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.), may adversely affect the value of or trading in the Market Measure or the manner in which it is calculated, and therefore, the value of the Notes.

♦
Investments linked to commodities are subject to sharp fluctuations in commodity prices. Investments, such as the Notes, linked to the prices of a commodity are subject to sharp fluctuations in the prices of commodities and commodity futures over short periods of time for a variety of reasons, including changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and commodity futures. These factors may affect the Commodity Price of the Underlying and the value of the Notes in varying and potentially inconsistent ways. As a result of these or other factors, the Commodity Price of the Underlying may be, and recently has been, highly volatile.

♦
Changes in exchange methodology related to the Market Measure may adversely affect the value of the Notes prior to maturity. The value of the Market Measure will be determined by reference to fixing prices, spot prices, or related futures contracts of the commodity represented by or included in the Market Measure, as determined by the applicable exchange. An exchange may from time to time change its rules or take extraordinary actions under its rules, which could adversely affect the prices of the applicable commodity or futures contracts, which could reduce the value of the Market Measure and the value of the Notes.

♦
Legal and regulatory changes could adversely affect the return on and value of your Notes. The value of the Market Measure could be adversely affected by new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities and futures contracts) by one or more governments, courts, or other official bodies. Any such regulatory action could have an adverse effect on the value of the Market Measure and your Notes.

♦
The Notes will not be regulated by the U.S. Commodity Futures Trading Commission (“CFTC”). Unlike an investment in the Notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because the Notes will not be interests in a commodity pool, the Notes will not be regulated by the CFTC as a commodity pool, neither we nor the Guarantor will be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.
♦
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The Notes are linked the Brent Crude Oil Futures Contract, and not to a diverse basket of commodities or a broad-based commodity index. The value of the Market Measure may not correlate to the prices of commodities generally and may diverge significantly from the prices of commodities generally. Because the Notes are linked to the price of a single commodity, they carry greater risk and may be more volatile than securities linked to the prices of a larger number of commodities or a broad-based commodity index. In addition, the prices of many individual commodities, including Brent crude oil, have recently been highly volatile and there can be no assurance that the volatility will lessen.

♦
The Notes provide exposure to futures contracts on Brent crude oil and not direct exposure to such commodity. The price of a futures contract reflects the expected value of the underlying commodity upon delivery in the future, whereas the spot price of the commodity reflects the immediate delivery value of that commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and its spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price movements of the spot price may not be reflected in the futures market (and vice versa).

In addition, the difference between a futures price and a spot price is typically greater the longer the remaining term of the futures contract (in other words, futures prices converge toward spot prices as the expiration of the futures contract nears). As a result, the price of the futures contract on Brent crude oil on the Valuation Date will be influenced in part by how much time remains to expiration of the futures on the Valuation Date. Had the Valuation Date occurred with a different length of time remaining to expiration of the futures, your return on the Notes might have been more favorable.
♦
Futures contracts on Brent crude oil are the benchmark crude oil contracts in European and Asian markets and may be affected by economic conditions in Europe and Asia. Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European and Asian markets, they will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for Brent crude oil and for futures contracts on Brent crude oil, which could adversely affect the Commodity Price of Brent crude oil futures and, therefore, the value of the Notes.

♦
There are risks relating to the Commodity Price of Brent crude oil futures being determined by ICE Futures Europe. The price of Brent crude oil futures will be determined by reference to the official settlement price per barrel on ICE Futures Europe of the first nearby month futures contract for Brent crude oil (or, in some circumstances, the second nearby month futures contract for Brent crude oil), stated in U.S. dollars, as made public by ICE Futures Europe and displayed on the applicable Bloomberg page. Investments in Notes linked to the value of commodity futures contracts that are traded on non-U.S. exchanges, such as ICE Futures Europe, involve risks associated with the markets in foreign countries, including risks of volatility in those markets and governmental intervention in those markets.

♦
A decision by ICE Futures Europe to increase margin requirements for Brent crude oil futures contracts may affect the Commodity Price of the Market Measure. If ICE Futures Europe increases the amount of collateral required to be posted to hold positions in the futures contracts on Brent crude oil (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price to decline significantly.

♦
If a Commodity Hedging Disruption Event occurs during the term of the Notes, we may redeem the Notes early. See “Additional Terms of the Notes—Commodity Hedging Disruption Event” in this pricing supplement for information about the events that may constitute a Commodity Hedging Disruption Event. If a Commodity Hedging Disruption Event occurs, we may redeem the Notes prior to the Maturity Date for an amount equal to the Early Redemption Amount determined as of the Early Redemption Notice Date. If we redeem the Notes early, the amount you receive may be less than the amount you would have received if you had been able to hold the Notes to maturity.

♦
Crude oil prices can be volatile as a result of various factors that we cannot control, and this volatility may reduce the market value of the Notes. Historically, oil prices have been highly volatile. They are affected by numerous factors, including oil supply and demand, the level of global industrial activity, the driving habits of consumers, political events and policies, regulations, weather, fiscal, monetary and exchange control programs, and, especially, direct government intervention such as embargoes, and supply disruptions in major producing or consuming regions such as the Middle East, the United States, Latin America, and Russia. The outcome of meetings of the Organization of Petroleum Exporting Countries also can affect liquidity and world oil supply and, consequently, the value of the Brent Crude Oil Futures Contract. Market expectations about these events and speculative activity also may cause oil prices to fluctuate unpredictably. If the volatility of the Brent Crude Oil Futures Contract increases or decreases, the market value of the Notes may be adversely affected. Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers. These producers have, in certain recent periods, implemented curtailments of output and trade. These efforts at supply curtailment, or the cessation of supply, could affect the value of the Brent Crude Oil Futures Contract.  Additionally, the development of substitute products for oil could adversely affect the value of the Brent Crude Oil Futures Contract and the value of the Notes.

♦
The market price of the Market Measure will affect the value of the Notes. The value of the Notes will depend on the value of the Market Measure. Brent crude oil futures are referred to for purposes of this paragraph as “crude oil futures.” The price of crude oil futures is primarily affected by the demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally highly volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil-producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by OPEC and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors on the value of the Market Measure and, therefore, the value of the Notes.
Tax-related Risks
♦
The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. We intend to treat the Notes as single financial contracts for U.S. federal income tax purposes. Accordingly, you should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

Hypothetical Examples
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.
The examples below illustrate the hypothetical Payment at Maturity for a $1,000.00 Stated Principal Amount Note for a hypothetical range of Market Measure Returns with the following assumptions* (the actual terms of the Notes will be determined on the Trade Date; amounts may have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes):
♦	Stated Principal Amount: $1,000
♦	Hypothetical Initial Value: $100.00
♦	Hypothetical Digital Barrier: $50.00 (which is equal to 50.00% of the Initial Value)
♦	Hypothetical Downside Threshold: $50.00 (which is equal to 50.00% of the Initial Value)
♦	Hypothetical Digital Return: 14.00% (the lower end of the range for the Digital Return)
* The hypothetical Digital Return may not represent the actual Digital Return, and the Initial Value, Digital Barrier and Downside Threshold do not represent the actual Initial Value, Digital Barrier and Downside Threshold, respectively, applicable to the Market Measure. The actual Digital Return, Initial Value, Digital Barrier and Downside Threshold will be determined on the Trade Date. Any payment on the Notes is subject to issuer and guarantor credit risk.
Final Value	Market Measure Return	Payment at Maturity	Return on the Notes
$160.00	60.00%	$1,140.00(1)	14.00%
$150.00	50.00%	$1,140.00	14.00%
$140.00	40.00%	$1,140.00	14.00%
$130.00	30.00%	$1,140.00	14.00%
$120.00	20.00%	$1,140.00	14.00%
$105.00	5.00%	$1,140.00	14.00%
$102.00	2.00%	$1,140.00	14.00%
$100.00(2)	0.00%	$1,140.00	14.00%
$90.00	-10.00%	$1,140.00	14.00%
$80.00	-20.00%	$1,140.00	14.00%
$70.00	-25.00%	$1,140.00	14.00%
$60.00	-40.00%	$1,140.00	14.00%
$50.00(3)	-50.00%	$1,140.00	14.00%
$49.99	-50.01%	$499.90	-50.01%
$40.00	-60.00%	$400.00	-60.00%
$0.00	-100.00%	$0.00	-100.00%
-$10.00	-110.00%	$0.00	-100.00%
(1)
This amount represents the sum of the Stated Principal Amount plus a return equal to the Digital Return.
(2)
The hypothetical Initial Value of 100 used in these examples has been chosen for illustrative purposes only and does not represent a likely Initial Value for the Market Measure.
(3)
This is the hypothetical Digital Barrier and Downside Threshold.

Example 1 — The Final Value is 105.00, which is equal to or greater than the Digital Barrier.
Because the Final Value is equal to or greater than the Digital Barrier (which is equal to the Downside Threshold), the Payment at Maturity per $1,000 in principal amount of Notes will be calculated as follows (regardless of the appreciation of the Market Measure):
$1,000.00 × (1 + 14.00%) = $1,140.00
Example 2 — The Final Value is 150.00, which is equal to or greater than the Digital Barrier.
Because the Final Value is equal to or greater than the Digital Barrier (which is equal to the Downside Threshold), the Payment at Maturity per $1,000 in principal amount of Notes will be calculated as follows (regardless of the appreciation of the Market Measure):

$1,000.00 × (1 + 14.00%) = $1,140.00
Example 3 — The Final Value is 100.00, which is equal to or greater than the Digital Barrier.
Because the Final Value is equal to or greater than the Digital Barrier (which is equal to the Downside Threshold, the Payment at Maturity per $1,000 in principal amount of Notes will be calculated as follows (regardless of the appreciation of the Market Measure):
$1,000.00 × (1 + 14.00%) = $1,140.00
Example 4 — The Final Value is 80.00, which is equal to or greater than the Digital Barrier.
Even though the value of the Market Measure has declined, because the Final Value is equal to or greater than the Digital Barrier (which is equal to the Downside Threshold), the Payment at Maturity per $1,000 in principal amount of Notes will be calculated as follows:
$1,000.00 × (1 + 14.00%) = $1,140.00
Example 5 — The Final Value is $40.00, which is less than the Downside Threshold.
Because the Final Value is less than the Downside Threshold, the Payment at Maturity per $1,000 in principal amount of Notes will be less than the Stated Principal Amount, calculated as follows:
$1,000.00 × (1 - 60.00%) = $400.00
In this scenario, you will suffer a loss on your initial investment that is proportionate to the Market Measure’s decline from the Initial Value to the Ending Value. You could lose a substantial portion or all of your investment. However, in no event will the Payment at Maturity be less than $0.00.
Example 6 — The Final Value is -$10.00, which is less than the Downside Threshold.
Because the Final Value is less than the Downside Threshold and is negative, the Payment at Maturity per $1,000 in principal amount of Notes will be $0.00.
In this scenario, you will lose all of your initial investment. However, in no event will the Payment at Maturity be less than $0.00.

The Market Measure
All disclosures contained in this pricing supplement regarding the Market Measure, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, ICE. The consequences of ICE discontinuing publication of the Market Measure are discussed in “Description of the Notes — Discontinuance of a Market Measure” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of the Market Measure or any successor market measure.
None of us, the Guarantor, the Selling Agents or any of our or their respective affiliates makes any representation to you as to the future performance of the Market Measure.
You should make your own investigation into the Market Measure.
Brent Crude Oil Futures
Brent crude oil futures contracts trade on ICE Futures Europe. The Commodity Price of Brent crude oil futures on any day is the settlement price of per metric barrel of deliverable grade Brent blend crude oil on the ICE of the first nearby futures contract stated in U.S. Dollars as made public by the ICE and displayed on Bloomberg Page “CO1 <CMDTY>” on that day.
The Brent crude oil futures contract represents the right to receive a future delivery of 1,000 net barrels of Brent blend crude oil per unit and is quoted at a price that represents one barrel of Brent blend crude oil. The delivery point of crude oil underlying the contract is Sullom Voe, Scotland. The Brent crude oil futures contract is a deliverable contract based on an Exchange of Futures for Physical (“EFP”) delivery mechanism with an option to cash settle. This mechanism enables companies to take delivery of physical crude supplies through EFP or, alternatively and more commonly, open positions that can be cash settled at expiration against a physical price index. Trading in a given futures contract will cease at the end of the designated settlement period on the last business day of the second month preceding the relevant contract month (e.g., the futures contract that is settled in March will cease trading on the last business day of January). The official settlement price is determined by the ICE based on the weighted average price of trades during a two minute settlement period from 19:28:00, London time.
Historical Performance of Brent crude oil futures
The following graph sets forth the daily historical performance of Brent crude oil futures in the period from January 2, 2017 through October 31, 2022. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the Brent crude oil futures’ hypothetical Digital Barrier and Downside Threshold of $47.415, which is 50.00% of the Brent crude oil futures’ hypothetical Initial Value of $94.83, which was its Commodity Price on October 31, 2022.
This historical data on Brent crude oil futures is not necessarily indicative of the future performance of Brent crude oil futures or what the value of the Notes may be. Any historical upward or downward trend in the price of Brent crude oil futures during any period set forth above is not an indication that the price of Brent crude oil futures is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the prices of Brent crude oil futures.

Additional Terms of the Notes
General
The terms of the Notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes.
For purposes of this section, Brent crude oil futures is referred to as a “commodity futures contract.”
Determining the Commodity Price of the Market Measure
The “Commodity Price” for the Market Measure on any day, means the settlement price of per metric barrel of deliverable grade Brent blend crude oil on ICE Futures Europe (the “ICE”) of the first nearby futures contract stated in U.S. Dollars as made public by the ICE and displayed on Bloomberg Page “CO1 <CMDTY>” on that day.
Commodity Hedging Disruption Event
If, on any day during the term of the Notes up to but excluding the Valuation Date, the calculation agent determines that a Commodity Hedging Disruption event has occurred, we will have the right, but not the obligation, to redeem the Notes, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “Early Redemption Notice Date”) on a redemption date of our election that is no later than the 30th business day immediately following the Early Redemption Notice Date or earlier than the fifth business day following the Early Redemption Notice Date. A Commodity Hedging Disruption Event need not be continuing on the Early Redemption Notice Date or on the redemption date. The amount due and payable on the Notes upon such redemption will be equal to the Early Redemption Amount determined as of the Early Redemption Valuation Date.
A “Commodity Hedging Disruption Event” means any event or condition following which we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction, asset or arrangement that the calculation agent deems necessary to hedge the risk of entering into and performing our obligations with respect to the Notes, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “hedge position”) or (ii) realize, recover or remit the proceeds of any such hedge position, in each case including (without limitation) if those hedge positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity futures contract traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards that limit).
The “Early Redemption Amount” will be the greater of (i) the fair value of the Notes determined by the calculation agent as of the Early Redemption Valuation Date in good faith and in a manner based upon (but not necessarily identical to) BofAS’ then contemporaneous practices for determining a secondary market bid price for the Notes and similar instruments, taking into account the Commodity Hedging Disruption Event that has occurred and (ii) the stated principal amount of the Notes. In determining the Early Redemption Amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner. The calculation agent may also take into account other facts, whether or not unique to us or our affiliates, in determining the Early Redemption Amount so long as it is in good faith and commercially reasonable. See “Risk Factors--If a Commodity Hedging Disruption Event occurs during the term of the Notes, we may redeem the Notes early” in this pricing supplement.
The “Early Redemption Valuation Date” is the Early Redemption Notice Date.

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest
BofAS, an affiliate of BofA Finance and the lead selling agent for the sale of the Notes, will receive an underwriting discount of $20.00 for any Note sold in this offering. UBS, as selling agent for sales of the Notes, expects to purchase from BofAS, and BofAS expects to sell to UBS, all of the Notes sold in this offering for $980.00 per $1,000 in principal amount of Notes. UBS proposes to offer the Notes to the public at a price of $1,000.00 per $1,000 in principal amount of Notes. UBS will receive an underwriting discount of $20.00 for each Note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the Notes are not sold at the initial offering price, BofAS may change the public offering price and other selling terms.
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as lead selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the Notes against payment therefor in New York, New York on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus, for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
As agreed by BofAS and UBS, for approximately a seven-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time. The amount of this excess will decline on a straight line basis over that period. Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure and the remaining term of the Notes. However, none of us, the Guarantor, BofAS, UBS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.
Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.
Sales Outside of the United States
The Notes have not been approved for public sale in any jurisdiction outside of the United States. There has been no registration or filing as to the Notes with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, or by UBS or any of its affiliates, to offer the Notes in any jurisdiction other than the United States. As such, these Notes are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.
Further, no offer or sale of the Notes is being made to residents of:
●	Aruba
●	Australia
●	Bahamas
●	Barbados
●	Belgium
●	Crimea
●	Cuba
●	Curacao
●	Gibraltar
●	Indonesia
●	Italy
●	Iran
●	Kazakhstan
●	Malaysia
●	New Zealand
●	North Korea
●	Norway
●	Russia

●	Syria
●	Venezuela
You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-68 of the accompanying prospectus supplement.
European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Market Measure. The related guarantees are BAC’s obligations. Any payments on the Notes depend on the credit risk of BofA Finance and BAC and on the performance of the Market Measure. The economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing and are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charges described elsewhere in this pricing supplement, will reduce the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you pay to purchase the Notes will be greater than the initial estimated value of the Notes as of the Trade Date. On the cover page of this preliminary pricing supplement, we have provided the initial estimated value range for the Notes. The final pricing supplement will set forth the initial estimated value of the Notes as of the Trade Date.
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-6 above and “Supplemental Use of Proceeds” on page PS-18 of the accompanying product supplement.

U.S. Federal Income Tax Summary
The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, in the opinion of our counsel, Sidley Austin LLP, and based on certain factual representations received from us, the Notes should be treated as single financial contracts with respect to the Market Measure and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. This discussion assumes that the Notes constitute single financial contracts with respect to the Market Measure for U.S. federal income tax purposes.  If the Notes did not constitute single financial contracts, the tax consequences described below would be materially different.
This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement.  Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.
Unless otherwise stated, the following discussion is based on the characterization described above.  The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.
U.S. Holders
Upon receipt of a cash payment at maturity or upon a sale or exchange of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Notes.  A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments.  If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale or exchange of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale or exchange of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.
The IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any.  Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.
It is also possible that the IRS could assert that Section 1256 of the Code should apply to your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes to market at the end of each year (i.e., recognize income as if the Notes had been sold for fair market value). Alternatively, it is also possible that you could be required to recognize gain or loss each time a futures contract rolls. Such gain or loss may also be subject to Section 1256 as discussed above, under which 60% of the gain or loss will be treated as long-term capital gain or loss and 40% will be treated as short-term capital gain or loss.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale or exchange of the Notes should be treated as ordinary gain or loss.
Non-U.S. Holders
Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, or settlement and certain other conditions are satisfied.
If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any gain realized on the settlement at maturity, or upon sale or exchange of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax, tax will be withheld at the applicable statutory rate.  As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.